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Exhibit 3.1(o)

ARTICLES OF ORGANIZATION OF
BEAZER SPE, LLC

        These Articles of Organization of Beazer SPE, LLC (the "Limited Liability Company") are being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Georgia Limited Liability Company Act as adopted by the State of Georgia, O.C.G.A. §14-11-100, et seq., as follows:

Name: The name of the Limited Liability Company is Beazer SPE, LLC

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 31st day of July, 2001.

/s/ Charles T. Sharbaugh Charles T. Sharbaugh Organizer

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  Exhibit 3.1(o)
ARTICLES OF ORGANIZATION OF BEAZER SPE, LLC